Exhibit 99
Parker Drilling Reports First Quarter Results
HOUSTON, May 5 /PRNewswire-FirstCall/ — Parker Drilling (NYSE: PKD), a global drilling contractor and service provider, today reported results for the three-month period ended March 31, 2010. The Company’s results for the quarter included a net loss of $2.1 million or $0.02 per diluted share on revenues of $157.6 million, compared with net income of $2.1 million or $0.02 per diluted share on revenues of $173.9 million for the 2009 first quarter. Excluding the effects of non-routine items the Company reported net income of $2.6 million or $0.02 per diluted share compared with similarly adjusted 2009 first quarter net income of $5.6 million or $0.05 per diluted share. Adjusted EBITDA excluding non-routine items was $37.9 million compared with $45.0 million for the prior year’s first quarter.
Compared with the fourth quarter of 2009, the Company’s net income, adjusted for non-routine items, was higher by $3.1 million or $0.03 per diluted share and adjusted EBITDA was $3.4 million higher. Revenues declined 10 percent compared to the preceding quarter.
“Our performance in the first quarter reflects improvements in U.S. drilling markets and continued sluggishness in international drilling contract awards and renewals. In our U.S. businesses we are benefitting from actions taken to enhance our strategic position,” said Parker Drilling chief executive officer David Mannon. “Our barge drilling business had a significant upturn in revenues and earnings this past quarter, compared with the prior year’s first quarter. In 2009 we decided to ‘ready-stack’ our Gulf of Mexico barge rigs. This strategy enabled us to capture a large portion of newly-contracted work by providing fast back-to-work response times while keeping costs in line with market conditions. Parker’s rental tools business continued to benefit from the strategic positioning of stores in the active shale plays and recent investments in tubular inventory. These enabled the business to leverage the earnings impact of recovering rig activity and reductions in price discounting.” Mr. Mannon went on to say, “The effects of the 2009 reduction in worldwide E&P spending continue to contribute to the lower international utilization we have today.”
First Quarter Highlights
•	Parker’s U.S. barge drilling business increased revenues, gross margin and gross margin as a percent of revenues compared with the prior year’s first quarter. In addition, Parker operated more barge drilling rigs in the U.S. Gulf of Mexico than any of its competitors.

•	The Company’s Rental Tools business’ gross margin as a percent of revenues increased to 63 percent, compared with 55 percent in the prior year’s fourth quarter and 57 percent in the prior year’s first quarter. The business benefitted from a growing international and offshore presence, a reduction of discounting in the U.S. land drilling market and lower operating costs.

•	Parker issued $300 million of 9.125% senior notes due in 2018. Net proceeds are being used to retire its 9.625% senior notes maturing in 2013 and pay off borrowings under its revolving credit facility.
“Recent trends in U.S. land drilling, the sustained level of oil prices and an expected increase in worldwide exploration and production spending are encouraging factors in our markets. Though natural gas fundamentals present a risk to sustained growth in demand from U.S. land activity, we believe the shift to more oil-directed drilling may mitigate this,” said Mr. Mannon. “Overall, we believe these trends will contribute to renewed growth for Parker. Demand for rental tools continues to improve and price discounting has eased. Our barge drilling activity has picked up and stabilized. In many of our international drilling markets contract tender activity is improving and should provide increased deployment opportunities for our rig fleet during the year. Our project management business continues to grow its opportunity list of longer-term design, construction and operating projects. We are continuing to develop each of our businesses in line with its strategy, and I expect the strategies we have deployed to result in improving operating performance as the year progresses,” he concluded.

First Quarter Review
Results for the three months ended March 31, 2010, included the impact of several non-routine items that decreased net income by $4.6 million or $0.04 per diluted share. Included in non-routine items is $3.9 million, pre-tax, of expense related to the ongoing Department of Justice and Securities and Exchange Commission investigations and Parker’s internal review regarding possible violations of the Foreign Corrupt Practices Act and other laws. Also included in non-routine items is $3.2 million, pre-tax, of debt extinguishment costs related to the portion of the Company’s 9.625% senior notes which were tendered and exchanged in the quarter. The remaining non-tendered 9.625% senior notes were redeemed in the second quarter. The results for the 2009 first quarter included non-routine, net after-tax expense of $3.5 million or $0.03 per diluted share. Details of the non-routine items are provided in the attached financial tables.
Parker’s revenues for the 2010 first quarter declined to $157.6 million or by 9 percent from the 2009 first quarter revenues of $173.9 million. The Company’s 2010 first quarter gross margin, before depreciation and amortization expense, declined to $44.1 million or by 16 percent from the 2009 first quarter gross margin of $52.7 million, while gross margin as a percentage of revenues was 28 percent compared with 30 percent for the 2009 first quarter.
•	International Drilling revenues declined to $63.9 million from $77.4 million, and gross margin, before depreciation and amortization expense, declined to $16.7 million from $27.6 million. The decrease in revenues was primarily the result of reduced fleet utilization and the impact of having the Caspian Sea barge rig in a shipyard throughout the quarter for scheduled overhaul and upgrade. This was partially offset by an increase in the fleet’s average dayrate. Average fleet utilization for the 2010 first quarter was 61 percent, compared with 78 percent for the prior year’s first quarter. For the quarter, the ten-rig Americas regional fleet operated at 77 percent average utilization, the eleven-rig CIS/AME regional fleet operated at 64 percent average utilization and the eight-rig Asia Pacific regional fleet operated at 44 percent average utilization. (Additional rig fleet information is available on Parker’s Website.)

•	U.S. Drilling revenues increased 53 percent, to $15.1 million from $9.9 million and gross margin, before depreciation and amortization expense, rose to $2.1 million from a loss of $3.3 million. The increase in revenues and gross margin was primarily due to higher barge rig activity and lower operating costs partially offset by a decrease in the fleet’s average dayrate. For the quarter the Company had an average of three more rigs operating under contract than for the comparable period of 2009. The fleet’s average dayrate was $21,900 for the 2010 first quarter and $28,000 for the 2009 first quarter.

•	Rental Tools revenues declined to $33.8 million from $37.9 million, gross margin, before depreciation and amortization expense, declined to $21.2 million from $21.4 million, and gross margin as a percent of revenues rose to 63 percent from 57 percent. As some demand stability has returned to the rental tools marketplace price discounts have eased. In addition, the rental tools business benefitted from lower operating costs and expanded offshore and international placements.

•	Project Management and Engineering Services revenues declined to $24.4 million from $32.1 million and gross margin, before depreciation and amortization expense, declined to $4.9 million from $6.2 million. The prior year included revenues associated with the relocation and upgrade of the Yastreb rig for ExxonNeftegas (ENL) on Sakhalin Island and operational revenues for ENL’s Orlan platform which has since moved to a non-operating mode.

•	Construction Contract revenues increased to $20.4 million from $16.7 million and the recorded gross margin, before depreciation and amortization expense, was a $0.8 million loss, compared to a $0.8 million gain in the prior year’s comparable period. The 2010 first quarter reflects an adjustment of the fixed fee for the cost-reimbursable Liberty project, due to the expanded costs which have impacted the percentage-of-completion allocation.

Cash Flow and Capitalization
Capital expenditures for the 2010 first quarter were $57.9 million, including $41.2 million for the construction of Parker’s two newbuild arctic rigs for Alaska and $9.3 million for tubular goods and other rental equipment.
During the first quarter Parker issued $300 million of senior debt at an effective rate of 9.125% due in 2018. The proceeds are being used to refinance the Company’s outstanding $225 million of 9.625% senior notes and to repay borrowings under its revolving credit facility. Included in the current portion of long-term debt at March 31, 2010 was $130.0 million of 9.625% senior notes which were called in March and retired in April.
Conference Call
Parker Drilling has scheduled a conference call for 10:00 a.m. CDT (11:00 a.m. EDT) on Wednesday, May 5, 2010, to discuss its reported results. Those interested in listening to the call by telephone may do so by dialing 480-629-9867. The call can also be accessed through the Investor Relations section of the Company’s Website at http://www.ParkerDrilling.com. A replay of the call will be available by telephone from May 5 to May 12 by dialing 330-590-3030 and using the access code 4285952#, and for 12 months on the Company’s Website.
Cautionary Statement
This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. All statements other than statements of historical facts that address activities, events or developments that the Company expects, projects, believes, or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including demand for drilling and customer spending and the factors affecting demand, competitive advantages including cost effective integrated solutions and technological innovation, future technological innovation, future operating results of the Company’s rigs, rental tools operations and projects under management, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation and execution of contracts, strengthening of financial position, increase in market share and other such matters are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions actual results may differ materially from those expressed or implied in the forward-looking statements due to certain risk factors, including the volatility in oil and natural gas prices, which could reduce the demand for drilling services. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company’s expectations, please refer to the Company’s reports filed with the SEC, including the report on Form 10-K for the year ended December 31, 2009. Each forward-looking statement speaks only as of the date of this release and the Company undertakes no obligation to publicly update or revise any forward-looking statement.
Company Description
Parker Drilling (NYSE: PKD) provides high-performance contract drilling solutions, rental tools and project management services to the worldwide energy industry. Parker owns and operates 28 land rigs and two offshore barge rigs in strategic international markets and 13 barge rigs in the U.S. Gulf of Mexico. The Company’s rental tools business supplies premium equipment to operators on land and offshore in the U.S. and select international markets. Founded in 1934, Parker has set numerous world records for deep and extended-reach drilling and is an industry leader in safety performance. More information about Parker Drilling can be found at http://www.parkerdrilling.com.

PARKER DRILLING COMPANY
Consolidated Condensed Balance Sheets

	March 31, 2010	December 31, 2009
	(Unaudited)
	(Dollars in Thousands)
ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$202,028	$108,803
Accounts and Notes Receivable, Net	169,937	188,687
Rig Materials and Supplies	28,373	31,633
Deferred Costs	2,198	4,531
Deferred Income Taxes	8,013	9,650
Other Current Assets	110,342	100,225

TOTAL CURRENT ASSETS	520,891	443,529

PROPERTY, PLANT AND EQUIPMENT, NET	752,955	716,798

OTHER ASSETS
Deferred Income Taxes	54,255	55,749
Other Assets	34,541	27,010

TOTAL OTHER ASSETS	88,796	82,759

TOTAL ASSETS	$1,362,642	$1,243,086

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current Portion of Long-Term Debt	$141,985	$12,000
Accounts Payable and Accrued Liabilities	149,459	177,036

TOTAL CURRENT LIABILITIES	291,444	189,036

LONG-TERM DEBT	440,727	411,831

MINORITY INTEREST	(175)	—

LONG-TERM DEFERRED TAX LIABILITY	7,381	16,074

OTHER LONG-TERM LIABILITIES	28,264	30,246

STOCKHOLDERS’ EQUITY	595,001	595,899

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,362,642	$1,243,086

Current Ratio	1.79	2.35

Total Debt as a Percent of Capitalization	49%	42%

Book Value Per Common Share	$5.10	$5.13

PARKER DRILLING COMPANY
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2010	2009
	(Dollars in Thousands)
REVENUES:
International Drilling	$63,875	$77,381
U.S. Drilling	15,087	9,856
Rental Tools	33,815	37,889
Project Management and Engineering Services	24,441	32,054
Construction Contract	20,387	16,745

TOTAL REVENUES	157,605	173,925

OPERATING EXPENSES:
International Drilling	47,173	49,777
U.S. Drilling	12,974	13,136
Rental Tools	12,626	16,454
Project Management and Engineering Services	19,561	25,894
Construction Contract	21,197	15,914
Depreciation and Amortization	28,588	27,124

TOTAL OPERATING EXPENSES	142,119	148,299

TOTAL OPERATING GROSS MARGIN	15,486	25,626

General and Administrative Expense	(10,032)	(13,060)
Gain on Disposition of Assets, Net	672	78

TOTAL OPERATING INCOME	6,126	12,644

OTHER INCOME AND (EXPENSE):
Interest Expense	(6,732)	(8,066)
Interest Income	74	286
Loss on extinguishment of debt	(3,220)	—
Minority interest	175	—
Other Income (Expense)	(33)	(12)

TOTAL OTHER INCOME AND (EXPENSE)	(9,736)	(7,792)

INCOME (LOSS) BEFORE INCOME TAXES	(3,610)	4,852

INCOME TAX EXPENSE (BENEFIT)
Current	3,648	6,738
Deferred	(5,207)	(3,992)

TOTAL INCOME TAX EXPENSE (BENEFIT)	(1,559)	2,746

NET INCOME	$(2,051)	$2,106

EARNINGS PER SHARE — BASIC
Net Income	$(0.02)	$0.02

EARNINGS PER SHARE — DILUTED
Net Income	$(0.02)	$0.02

NUMBER OF COMMON SHARES USED IN COMPUTING EARNINGS PER SHARE
Basic	113,512,426	112,260,517
Diluted	115,029,996	113,366,444

PARKER DRILLING COMPANY
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009
	(Dollars in Thousands)
REVENUES:
International Drilling	$63,875	$77,381	$72,712
U.S. Drilling	15,087	9,856	14,533
Rental Tools	33,815	37,889	25,109
Project Management and Engineering Services	24,441	32,054	27,631
Construction Contract	20,387	16,745	35,800

Total Revenues	157,605	173,925	175,785

OPERATING EXPENSES:
International Drilling	47,173	49,777	50,858
U.S. Drilling	12,974	13,136	13,233
Rental Tools	12,626	16,454	11,302
Project Management and Engineering Services	19,561	25,894	22,202
Construction Contract	21,197	15,914	35,194

Total Operating Expenses	113,531	121,175	132,789

OPERATING GROSS MARGIN:
International Drilling	16,702	27,604	21,854
U.S. Drilling	2,113	(3,280)	1,300
Rental Tools	21,189	21,435	13,807
Project Management and Engineering Services	4,880	6,160	5,429
Construction Contract	(810)	831	606
Depreciation and Amortization	(28,588)	(27,124)	(28,593)

Total Operating Gross Margin	15,486	25,626	14,403

General and Administrative Expense	(10,032)	(13,060)	(11,485)
Provision for Reduction in Carrying Value of Certain Assets	—	—	(1,889)
Gain on Disposition of Assets, Net	672	78	3,899

TOTAL OPERATING INCOME	$6,126	$12,644	$4,928

Marketable Rig Count Summary
As of March 31, 2010

Total
U.S. Gulf of Mexico Barge Rigs
Intermediate	3
Deep	10

Total U.S. Gulf of Mexico Barge Rigs	13

International Land and Barge Rigs
Asia Pacific	8
Americas	10
CIS/AME	11
Other	1

Total International Land and Barge Rigs	30

Total Marketable Rigs	43

PARKER DRILLING COMPANY
Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended
	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
Previously Reported Net Income (Loss)	$(2,051)	$(4,324)	$7,094	$4,391	$2,106	$(39,477)	$18,551	$22,596	$23,888
Restated Interest Expense, Net of Tax — Per APB 14-1	—	—	—	—	—	(724)	(721)	(699)	(686)

Restated Net Income (Loss)	(2,051)	(4,324)	7,094	4,391	2,106	(40,201)	17,830	21,897	23,202
Adjustments:
Income Tax (Benefit) Expense	(1,559)	1,890	(9,155)	5,079	2,746	(31,178)	19,673	13,762	4,685
Total Other Income and Expense	9,736	7,362	6,943	7,398	7,792	9,121	6,344	6,531	7,514
Loss/(Gain) on Disposition of Assets, Net	(672)	(3,899)	(1,225)	(704)	(78)	(683)	(799)	(636)	(579)
Impairment of Goodwill	—	—	—	—	—	100,315
Depreciation and Amortization	28,588	28,593	29,307	28,951	27,124	31,961	30,663	28,166	26,166
Provision for Reduction in Carrying Value of Certain Assets	—	1,889	2,757	—	—	—	—	—	—

Adjusted EBITDA	$34,042	$31,511	$35,721	$45,115	$39,690	$69,335	$73,711	$69,720	$60,988

Adjustments:
Non-routine Items	3,888	2,998	2,402	4,048	5,308	6,279	2,264	2,885	441

Adjusted EBITDA after Non-routine Items	$37,930	$34,509	$38,123	$49,163	$44,998	$75,614	$75,975	$72,605	$61,429

PARKER DRILLING COMPANY
Reconciliation of Non-Routine Items *
(Unaudited)
(Dollars in Thousands, except Per Share)

Three Months
Ending
March 31, 2010

Net income	$(2,051)
Earnings per diluted share	$(0.02)

Adjustments:
Extinguishment of debt	$3,220
U.S. regulatory investigations / legal matters	3,888

Total adjustments	7,108
Tax effect of pre-tax non-routine adjustments	(2,488)
Net non-routine adjustments	4,620

Adjusted net income	$2,569

Adjusted earnings per diluted share	$0.02

Three Months
Ending
March 31, 2009
Net income	$2,106
Earnings per share	$0.02

Adjustments:
DOJ investigation	$5,308
Tax effect of non-routine adjustments	(1,858)

Net non-routine adjustments	$3,450

Adjusted net income	$5,556

Adjusted earnings per diluted share	$0.05

*	Adjusted net income, a non-GAAP financial measure, excludes items that management believes are of a non-routine nature and which detract from an understanding of normal operating performance and comparisons with other periods. Management also believes that results excluding these items are more comparable to estimates provided by securities analysts and used by them in evaluating the Company’s performance.

CONTACT: Media, Rose Maltby, +1-281-406-2212, or Investors, Richard Bajenski, +1-281-406-2030, both of Parker Drilling